Exhibit 10.2
Norfolk Southern Corporation Long-Term Incentive Plan
Award Agreement
Restricted Stock Units
This AGREEMENT, dated as of __________ (“Award Date”), is between NORFOLK SOUTHERN CORPORATION (the “Corporation”), a Virginia corporation, and ___________ (the “Participant”), Employee ID No. _________.
1.Award Contingent Upon Execution of this Agreement and of Non-Compete. This Award is contingent upon the Participant’s execution of this Agreement and the associated non-compete agreement (“Non-Compete Agreement”), which is a condition precedent to this Award. This Award shall be void, and the Participant shall not be entitled to any rights hereunder, unless the Participant executes this Agreement and the Non-Compete Agreement on or before _____________, and thereafter fully complies with their terms. The Participant will be paid the first Dividend Equivalent payable under Section 4 of this Agreement only if the Participant executes this Agreement and the Non-Compete Agreement on or before ___________.
2.Terms of Plan Govern. The Award made hereunder is made pursuant to the Norfolk Southern Corporation Long-Term Incentive Plan (“Plan”), all the terms and conditions of which are deemed to be incorporated in this Agreement and which forms a part of this Agreement. The Participant agrees to be bound by all the terms and provisions of the Plan and this Agreement, and by all determinations of the Committee thereunder. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.
3.Award of Restricted Stock Units. The Corporation hereby grants to the Participant on Award Date ____________ Restricted Stock Units. Each Restricted Stock Unit is a contingent right to receive a Restricted Stock Unit Share, subject to the restrictions and other terms and conditions set forth in the Plan and this Agreement. Each Restricted Stock Unit shall equal the Fair Market Value of one share of the Common Stock of the Corporation on the date all applicable restrictions lapse.
The Participant’s Award of Restricted Stock Units shall be recorded in a memorandum account. The Participant shall have no beneficial ownership interest in the Common Stock of the Corporation represented by the Restricted Stock Units awarded. The Participant shall have no right to vote the Common Stock represented by the Restricted Stock Units awarded or to receive dividends, except for Dividend Equivalent Payments as set forth below.
(a)Restriction Periods. The Restricted Stock Units are subject to Restriction Periods. The Restriction Periods for ratable portions of the Restricted Stock Units shall terminate over [three (3) years from the Award Date on each annual anniversary of the Award Date]1[in four installments, with the first Restriction Period terminating on the first anniversary of the Award Date, and the subsequent Restriction Periods terminating on the second, third and fourth anniversaries of the Award Date for Restricted Stock Units awarded in January of the current year]2 or, if the Corporation’s Common Stock is not traded on any such vesting date, on the next preceding date on which the Corporation’s Common Stock is traded. If the termination of a Restriction Period will result in a fractional share, then the amount shall be rounded down to the nearest whole share and the Restriction Period for all fractional shares shall terminate upon the expiration of the last Restriction Period for the Award.
1 To be included for annual awards.
2 To be included for off-cycle hiring and promotion awards.

(b)Restrictions. Except as otherwise provided in paragraph 3(c) of this Agreement, until the expiration of the Restriction Period, the Restricted Stock Units are subject to forfeiture. Until the Restricted Stock Units are settled in accordance with paragraph 3(d) of this Agreement, Restricted Stock Units shall be subject to the following restrictions:
i.the Participant shall not be entitled to receive the Restricted Stock Unit Shares which the Participant may have a contingent right to receive in the future; and
ii.the Restricted Stock Units may not be sold, transferred, assigned, pledged, conveyed, hypothecated, used to exercise options, or otherwise disposed of.
(c)Forfeiture of Restricted Stock Units.
i.Retirement. If a Participant who is eligible for Retirement experiences a termination of employment described in paragraph 3(c)(iii), solely for purposes of this Award, such termination of employment will not be treated as a termination by reason of the Retirement of the Participant and will be treated as a termination of employment solely pursuant to paragraph 3(c)(iii).
A. If the Participant’s employment is terminated by reason of the Retirement of the Participant before [December 31 of Year of Grant] and not for Cause, then a portion of the Restricted Stock Units will be forfeited immediately and all rights of the Participant to such Restricted Stock Units will terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company. The portion to be forfeited under this paragraph will be determined by dividing the number of Restricted Stock Units granted under Section 3(a) by 12, multiplying the result by the number of full months in which the Participant was not employed by the Corporation during [Year of Grant], and then rounding to the nearest whole number.
B.If the Participant’s employment is terminated by reason of the Retirement of the Participant on or after [December 31 of Year of Grant] and not for Cause, then no portion of the Restricted Stock Units will be forfeited.
ii.Death or Disability. If the Participant’s employment is terminated by reason of the Participant’s death or Disability, then no portion of the Restricted Stock Units will be forfeited.
iii.Qualifying Termination. If the Participant’s employment is terminated on, or within twenty-four (24) months following, a Change in Control, either (A) due to an involuntary termination without Cause or (B) due to the Participant’s resignation for Good Reason, then no portion of the Restricted Stock Units will be forfeited. Notwithstanding anything to the contrary, if the Participant is eligible for Retirement, the date of the Participant’s termination of employment described in this paragraph 3(c)(iii) will be established as the last day of a month.
iv.For Cause. If the Participant’s employment is terminated for Cause, regardless of whether the Participant is eligible for Retirement, any Restricted Stock Units that are subject to a Restriction Period and any Restricted Stock Units that are not subject to a Restriction Period, but have not yet been settled, will be forfeited immediately without further obligation on the part of the Corporation or any Subsidiary Company, and all rights of the Participant with respect to such Restricted Stock Units shall terminate.
v.Other Termination of Employment. Upon any termination of the Participant’s employment that is not covered by paragraphs 3(c)(i), 3(c)(ii), 3(c)(iii) or 3(c)(iv), any Restricted Stock Units that are then subject to a Restriction Period shall be forfeited immediately without further obligation on the part of the Corporation or any Subsidiary Company, and all rights of the Participant with respect to such Restricted Stock Units shall terminate.
vi.Leave of Absence. If the Participant is granted a leave of absence before the expiration of the Restriction Period, the Participant shall not forfeit any rights with respect to any Restricted Stock Units subject to the Restriction Period, except for Dividend Equivalent Payments as provided in Section 4 of this Agreement, unless the Participant’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence and before the expiration of the Restriction Period, at which time all rights of the Participant with respect to such Restricted Stock Units shall terminate without further obligation on the part of the Corporation or any Subsidiary Company.
vii.Clawback and Recoupment. Notwithstanding any provision of this Agreement to the contrary, if: (A) the Participant’s employment is terminated by reason of: (1) the Participant’s Retirement or (2) the Participant’s Disability, and (B) the Committee later determines that: (1) grounds existed at the time of such termination that would have allowed the Corporation to terminate the Participant’s employment for Cause; or (2) the Participant Engaged in Competing Employment within a period of two years following the Participant’s termination of employment and before the end of the Restriction Period, the Corporation shall have all rights under law and equity to recoup and recover from the Participant any Restricted Stock Units previously settled under this Agreement and the Participant shall immediately forfeit all rights with respect to any Restricted Stock Units without further obligation on the part of the Corporation or any Subsidiary Company. Such right to recoup and recover any Restricted Stock Units previously settled is in addition to any such rights provided under the Corporation’s mandatory or supplemental clawback and recovery policies as may be applicable to such Participant and in effect from time to time.
A Participant “Engaged in Competing Employment” if the Participant, in any state in which the Corporation provided rail services during the Participant’s employment with the Corporation, works for or provides the same or similar services Participant provided on behalf of the Corporation for any Competitor. For this purpose, a “Competitor” is any entity in the same line of business as the Corporation in North American markets in which the Corporation competes, including, but not limited to, any North American Class I rail carrier, any other rail carrier competing with the Corporation (including, without limitation, a holding or other company that controls or operates or is otherwise affiliated with any rail carrier competing with the Corporation), and any other provider of transportation services competing with the Corporation, including motor and water carriers.
viii.The Participant understands that nothing in this Agreement (1) prohibits or impedes the Participant from reporting possible violations of federal law or regulation to any governmental agency or entity (including, but not limited to, the Department of Justice, the Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General), from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving a monetary award from the SEC related to participation in an SEC investigation or proceeding, or (2) requires the Participant to obtain prior authorization of the Corporation to make any such reports or disclosures or to notify the Corporation of such reports or disclosures.
ix.Certain Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

A.“Cause” means, with respect to the Participant, the occurrence of any of the following events, as determined by the Committee in its discretion: (1) the Participant’s conviction of, or plea of nolo contendere to, any felony; (2) the Participant’s commission of, or participation in, intentional acts of fraud or dishonesty; (3) the Participant’s material violation of any term of the Participant’s employment agreement with the Corporation or any of its affiliates or any other contract or agreement between the Participant and the Corporation or any of its affiliates, if any, or any statutory duty the Participant owes to the Corporation or any of its affiliates; (4) the Participant’s gross negligence in the performance of his or her duties; (5) the Participant’s refusal to follow the lawful directions of: (x) the Board; (y) the Corporation’s Chief Executive Officer; or (z) the Participant’s direct manager; or (6) the Participant’s material violation of the Corporation’s or its applicable affiliate’s written policies, in each case of (3), (4), (5) or (6), subject to the Participant’s failure to cure to correct such event within fifteen (15) days of the Participant’s receipt of written notification from the Corporation or its applicable affiliate of the occurrence of any such foregoing event.
B.“Good Reason” means the occurrence of any of the following without the Participant’s prior written consent: (1) if the Participant is employed in a position that is above the level of Pay Band 8 as of immediately prior to a Change in Control, a reduction in the Participant’s title, authority, duties or responsibilities; (2) if the Participant is employed in a position that is at or above the level of Pay Band 5 as of immediately prior to a Change in Control, a reduction of the Participant’s base salary, annual bonus opportunity or target annual long-term incentive opportunity; or (3) a relocation of the Participant’s principal place of employment by more than fifty (50) miles; provided, however that Good Reason shall not exist if such event is fully corrected by the Corporation or its applicable affiliate within fifteen (15) days following the Corporation’s or its applicable affiliate’s receipt of written notification from the Participant of the occurrence of the applicable event (which notice must be provided to the Corporation or its applicable affiliate (x) in the case of clause (1), within fifteen (15) days following the applicable event, or (y) in the case of clauses (2) or (3), within thirty (30) days following the Participant’s initial knowledge of the occurrence of the applicable event); and provided that a resignation for Good Reason shall not be deemed to have occurred until the Participant actually terminates his or her employment with the Corporation or its applicable affiliate.
(d)Distribution of Restricted Stock Units.
i.General Settlement Timing Rule. Except as otherwise provided in paragraph 3(d)(ii), Restricted Stock Units that are not forfeited as provided in paragraph 3 above shall be settled as soon as practicable, and in any event within thirty (30) days, following the earlier to occur of (A) the expiration of the applicable Restriction Period and (B) the Participant’s death.
ii.Change in Control Settlement Timing Rule. Upon the Participant’s “separation from service” (as that term is defined in Treasury Regulations Section 1.409A-1(h)) for any reason on, or within twenty-four (24) months following a Change in Control that constitutes a “change in ownership or effective control of” the Corporation or a “change in the ownership of a substantial portion of the assets of” the Corporation as determined under Treasury Regulations Section 1.409A-3(i)(5), the Restriction Period applicable to Restricted Stock Units that are not forfeited as provided in paragraph 3 above shall lapse and such Restricted Stock Units shall be settled as soon as practicable, and in any event within thirty (30) days following, such separation from service; provided that, notwithstanding any other provision of this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation as in effect on the date of the Participant’s separation from service), the Restricted Stock Units that would otherwise be settled pursuant to this paragraph 3(d)(ii) within thirty (30) days following the Participant’s separation from service will instead be settled on the first (1st) business day following the date that is six (6) months following the Participant’s separation from service (or, if earlier, within thirty (30) days following the Participant’s death).
iii.Settlement and Tax Withholding. Upon settlement of the Restricted Stock Units as specified in paragraph 3(d)(i) or 3(d)(ii), as applicable, a whole number of shares of Common Stock of the Corporation equal to the number of Restricted Stock Units to be settled pursuant to paragraph 3(d)(i) or 3(d)(ii), as applicable, shall be distributed to the Participant (or the Participant’s Beneficiary in the event of the Participant’s death), subject to tax withholding as provided in Section 6 of this Agreement. At all times until the shares of Common Stock of the Corporation, if any, are actually issued in accordance with this Section, the Award remains an unfunded, unsecured promise to deliver shares in the future.
iv.Waiver of Restrictions. The Committee, in its sole discretion, may waive any or all restrictions with respect to Restricted Stock Units. Notwithstanding any waiver, settlement of Restricted Stock Units may not be made earlier than the settlement would have been made in accordance with paragraph 3(d)(i) or 3(d)(ii), as applicable, absent such waiver of restrictions.
4.Dividend Equivalent Payments. Except as otherwise provided herein, the Corporation shall make to a Participant who holds Restricted Stock Units on the declared record date a cash dividend equivalent payment on the number of shares of Common Stock represented by the Restricted Stock Units held by the Participant on such record date. Each dividend equivalent shall be equal to the regular quarterly dividend declared by the Board of Directors of the Corporation and paid on Common Stock, and payable on or about the date on which the Corporation pays the regular quarterly dividend on its Common Stock in accordance with the Corporation’s normal dividend payment practice as may be determined by the Committee, in its sole discretion. Dividend equivalent payments shall not be made during a Participant’s leave of absence.
5.Savings Clause for Rules of Professional Responsibility. Nothing contained in this Agreement will operate or be construed to restrict a lawyer in the practice of law in contravention of Rule 5.6 of the Georgia Rules of Professional Conduct or a similar professional conduct rule applicable to a lawyer who is an active member of any other state bar.
6.Tax Withholding. No less than the minimum necessary tax withholding obligation with respect to an award of Restricted Stock Units will be satisfied with shares of Common Stock of the Corporation based on the Fair Market Value of the Corporation’s Common Stock. Unless otherwise determined by the Corporation, the value of any fractional share amount created as a result of withholding will be added to the federal tax withholding amount.
7.Nontransferability. This Agreement and the Restricted Stock Units granted to the Participant shall not be subject to any assignment, pledge, levy, garnishment, attachment, or other attempt to assign or alienate such shares prior to their delivery to the Participant (or the Participant’s beneficiary), including, without limitation, under any domestic relations order, and any such attempted assignment or alienation shall be null, void, and of no effect.
8.Recoupment. The Participant acknowledges that the Corporation shall recover from any Participant all or any portion of any Restricted Stock Units awarded under this Agreement: (i) to the extent required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, (ii) as provided under the Corporation’s supplemental clawback and recovery policies, as may be applicable to such Participant and in effect from time to time, or (iii) to the extent the Corporation has recoupment rights under Section 3(c)(iv) of this Agreement.

9.Governing Law. The Participant agrees that this Award shall be governed by and interpreted in accordance with the laws of the State of Georgia without regard to Georgia’s choice of law rules. The Participant consents to the personal jurisdiction of the federal and/or state courts serving the State of Georgia and waives any defenses of forum non conveniens. The Participant agrees that any and all initial judicial actions related to this Award shall only be brought in the United States District Court for the Northern District of Georgia, Atlanta Division, or the Georgia State-wide Business Court, regardless of the place of the Participant’s residence or work location at the time of such action.
IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Participant has executed this Agreement by his or her electronic acceptance hereof, in acceptance of the above-mentioned Award, subject to the terms of the Plan and of this Agreement, all as of the day and year first above written.
By:

NORFOLK SOUTHERN CORPORATION
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Non-Compete Agreement
Associated With Award Agreement Under
The Norfolk Southern Corporation Long-Term Incentive Plan
    THIS AGREEMENT (this “Agreement”) is executed by and between _______________ (“Employee”) and Norfolk Southern Corporation (“NS” or the “Corporation”). Employee has received this Agreement in conjunction with an award agreement (the “Award Agreement”) under the Norfolk Southern Corporation Long-Term Incentive Plan (“LTIP” or “Plan”). The term NS or Corporation includes NS’ subsidiaries and affiliated companies including, but not limited to, Norfolk Southern Railway Company and its rail subsidiaries.
    WHEREAS, Employee is a participant in the LTIP and is eligible to receive an award under such Plan, subject to certain terms and conditions of that Plan; and
    WHEREAS, execution of this Agreement is a condition precedent to Employee’s receipt of an award under the LTIP; and
    WHEREAS, Employee acknowledges that he or she has been afforded at least fourteen (14) days to review the Agreement, and that he or she has been advised to consult with an attorney before signing this Agreement; and
    WHEREAS, Employee is willing to enter into this Agreement and deliver same to NS to satisfy that condition in order to receive an award under the LTIP.
    NOW THEREFORE the parties hereto do hereby covenant and agree as follows:
1.    NS agrees that, upon Employee executing this Agreement, Employee will be provided an award under the LTIP on the terms and conditions set forth in an Award Agreement and will continue to receive confidential NS business and operational information as required by the duties of his or her position.
2.    Employee agrees that the LTIP award is consideration for entering into this Agreement and that in consideration of the award Employee will abide by the covenants and obligations contained in this Agreement.
3.    Employee agrees that (i) during the term of his or her employment, and (ii) for a period of one (1) year thereafter (irrespective of the reason for such separation, whether voluntary or involuntary) (the “Restricted Period”), Employee will not, within the Territory, on his or her own behalf or in the service of or on behalf of others, work for or provide services to any Competitor of the Corporation wherein Employee would be performing or providing the same or similar services that Employee provided or performed on behalf of the Corporation. The term “Competitor” means any North American Class I rail carrier (including, without limitation, a holding or other company that controls or operates, or is controlled by or under common control with, any North American Class I rail carrier). The term “Territory” means every state in which NS provided rail services during the last two (2) years of Employee’s employment with NS.
4.    Unless done on behalf of NS, during the Restricted Period, Employee shall not solicit, recruit, entice, or persuade any current employee of the Corporation located within the Territory, and with whom Employee had contact, to leave the employment of the Corporation in order to work for or provide services for any company other than the Corporation.
5.    Unless done on behalf of NS, during the Restricted Period, Employee shall not solicit, contact, attempt to divert, or appropriate any customer or account of the Corporation with which Employee had Material Contact, for the purpose of “providing the same or similar services as provided by the Corporation” to that customer or account. The phrase “providing the same or similar services as provided by the Corporation” means being in the same or closely related line of business as the Corporation for or on behalf of a Competitor of the Corporation. “Material Contact” means contact between Employee and a customer or account: (1) with whom or which Employee dealt on behalf of the Corporation; (2) whose dealings with the Corporation were coordinated or supervised by Employee; (3) about whom Employee obtained “confidential or proprietary information” in the ordinary course of business as a result of Employee’s association with the Corporation; or (4) who receives products or services authorized by the Corporation, the sale or provision of which results or resulted in compensation, commissions, or earnings for the Corporation within two (2) years prior to the date of Employee’s termination.
6.    Unless done on behalf of NS, during the Restricted Period, and within the Territory, Employee shall not provide services to any customer or account of the Corporation with which Employee had Material Contact, for the purpose of “providing the same or similar services as provided by the Corporation” to that customer or account.
Nothing contained in the above paragraphs will operate or be construed to restrict a lawyer in the practice of law in contravention of Rule 5.6 of the Georgia Rules of Professional Conduct or a similar professional conduct rule applicable to a lawyer who is an active member of any other state bar.
7.    Employee covenants and agrees that any confidential or proprietary information acquired by him or her during his or her employment with the Corporation (including information of or concerning a customer of the Corporation) is the exclusive property of the Corporation, and Employee acknowledges that he or she has no ownership interest or right of any kind to said property. Except as otherwise required by law, Employee agrees that during his or her employment with the Corporation and after the termination of that employment, and irrespective of the reason for such separation, whether voluntary or involuntary, he or she will not, either directly or indirectly, use, access, disclose, or divulge to any unauthorized party, for his or her own benefit or to the detriment of the Corporation, any confidential or proprietary information of the Corporation which he or she may have acquired or been provided during his or her employment with the Corporation, whether or not developed or compiled by the Employee, and whether or not Employee was authorized to have access to such information. Nothing herein shall affect Employee’s obligations as set forth in the Award Agreement between Employee and the Corporation.

    For the purposes of the above, the term “confidential or proprietary information” includes, without limitation, the identity of or other facts relating to the Corporation, its customers and accounts, its marketing strategies, financial data, trade secrets, other intellectual property, or any other information acquired by Employee as a result of his or her employment with the Corporation such that if such information were disclosed, such disclosure could act to the prejudice of the Corporation. The term “confidential or proprietary information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Corporation. The term “unauthorized party” means any firm, entity (including governmental entities), or person (whether outsiders or employees of the Corporation), who is not specifically authorized by the Corporation to receive such confidential or proprietary information. Employee acknowledges and agrees that the Corporation shall have the sole discretion to determine what information constitutes “confidential or proprietary information.”
    Employee agrees that if he or she believes that he or she is required by law or otherwise to reveal any confidential or proprietary information of the Corporation, he or she or his or her attorney, except as otherwise prohibited by law, will promptly contact NS’s Law Department prior to disclosing such information in order that the Corporation can take appropriate steps to safeguard the disclosure of such confidential and proprietary information.
    Nothing in this paragraph or this Agreement should be construed, either expressly or by implication, as limiting the maximum protections which may be available to the Corporation under appropriate state and federal common law or statute concerning the obligations and duties of Employee to protect the Corporation’s property and/or confidential and proprietary information, including, but not limited to, under the federal Uniform Trade Secrets Act, the Defend Trade Secrets Act, the Virginia Uniform Trade Secrets Acts, or the Georgia Trade Secrets Act. Employee also acknowledges his or her duty to refrain from any action which would harm or have the potential to harm the Corporation, or the Corporation’s customers, including, but not limited to, breaching the fiduciary duties Employee owes the Corporation, both during Employee’s employment and after the termination of that employment.
    Employee understands that nothing in this Agreement (1) prohibits or impedes Employee from reporting possible violations of federal law or regulation to any governmental agency or entity (including, but not limited to, the Department of Justice, the Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General), from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving a monetary award from the SEC related to participation in an SEC investigation or proceeding, or (2) requires Employee to obtain prior authorization of the Corporation to make any such reports or disclosures or to notify the Corporation of such reports or disclosures.
    Pursuant to 18 U.S.C. § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
8.    If Employee breaches any portion of this Agreement, Employee agrees that: (a) the Corporation would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Corporation; and (c) if the Corporation seeks injunctive relief to enforce this Agreement, Employee shall waive and shall not (i) assert any defense that the Corporation has an adequate remedy at law with respect to the breach, (ii) require that the Corporation submit proof of the economic value of any confidential or proprietary information, or (iii) require the Corporation to post a bond or any other security. Accordingly, in the event of a breach or a threatened breach by Employee of this Agreement, the Corporation shall be entitled to an injunction in a court of law restraining Employee from such breach or threatened breach, as well as recovery of its costs and reasonable attorneys’ fees. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from Employee.
9.    The parties agree that this Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia without regard to Georgia’s choice of law rules. Employee consents to the personal jurisdiction of the federal and/or state courts serving the State of Georgia and waives any defenses of forum non conveniens. The parties agree that any and all judicial actions instituted under this Agreement or relating to its enforceability shall only be brought in the United States District Court for the Northern District of Georgia, Atlanta Division, the Georgia State-wide Business Court or Fulton County Superior Court, regardless of the place of Employee’s residence or work location at the time of such action.
10.    Each provision and sub-provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or sub-provision of this Agreement shall be adjudged to be invalid under applicable law, the remainder of this Agreement is severable and shall continue in full force and effect. Should a court of competent jurisdiction declare any of the provisions of this Agreement invalid or unenforceable, the parties acknowledge and agree that the court may revise or reconstruct such invalid or unenforceable provisions to better effectuate the parties’ intent to reasonably restrict the activity of Employee to the greatest extent afforded by law and needed to protect the business interests of the Corporation.
11.    Employee understands and agrees that nothing in this Agreement creates a contract of employment for any specific duration. The obligations contained in this Agreement shall survive the termination of Employee’s employment with the Corporation, however caused, and irrespective of the existence of any claim or cause of action by Employee against the Corporation.

12.    This Agreement is effective as of the date of the Employee’s electronic acceptance of both this Agreement and the corresponding Award Agreement(s) under LTIP. The terms of this Agreement (and all associated remedial provisions of this Agreement) shall continue until cancelled by a subsequent written agreement between the parties.